UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 5, 2016 (April 29, 2016)

Date of report (Date of earliest event reported)

TERRAVIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report. )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2016, TerraVia Holdings, Inc. (the “Company”) entered into a loan and security agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”) that provides for a $12.9 million letter of credit facility (the “Facility”) for letters of credit denominated in U.S. dollars or a foreign currency. The Facility supports the standby letter of credit issued on April 29, 2016 by the Bank (the “SVB SLOC”), as previously disclosed in a Current Report on Form 8-K filed by the Company on May 4, 2016, in favor of Itaú Unibanco S.A. (“Itaú”) to support a bank guarantee issued by Itaú (the “Banco Nacional Guaranty”) on behalf of the Company to the Brazilian Development Bank in connection with the loan agreement entered into in 2013 between the Brazilian Development Bank and Solazyme Bunge Produtos Renováveis Ltda., the Company’s joint venture with Bunge Global Innovation, LLC and certain of its affiliates.

In connection with the Facility, the Bank has a security interest in the Company’s cash, deposit accounts, securities accounts and cash equivalents maintained by the Company with the Bank unless (i) the Company breaches financial covenants that require the Company to maintain (x) available balances of not less than one hundred ten percent (110%) of the dollar equivalent of the face amount of all outstanding letters of credit under the Facility in a designated deposit account with the Bank and (y) not less than twenty million dollars ($20,000,000) in an investment management account or a deposit account maintained with the Bank, (ii) the obligations under the Facility fail to constitute “senior indebtedness” under any existing or future debt agreements of the Company, including, without limitation, the Indenture dated as of January 24, 2013 (the “2013 Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee and the Indenture dated as of April 1, 2014 (the “2014 Indenture”, and together with the 2013 Indenture, the “Indenture”) by and between the Company and Wells Fargo Bank, National Association as trustee, (iii) there is a payment default under any indebtedness of the Company, including, without limitation, the obligations under the Facility, (iv) any draft is presented for payment under any letter of credit issued under the Facility, (v) if prior to the expiration and termination of the Agreement and the letters of credit issued under the Facility, the Indenture, replacement notes or any other indebtedness of the Company in a principal amount greater than $4,000,000 will mature within 150 days or less or (vi) there occurs any bankruptcy or insolvency event relating to the Company or any event which permits the holder of the Banco Nacional Guaranty to demand payment or accelerate the Company’s obligations under the Banco National Guaranty, in which case the Bank will have a security interest in certain additional assets of the Company and proceeds therefrom excluding certain excluded assets.

If a demand for payment is made under any letter of credit issued under the Facility, the principal amount paid by the Bank shall accrue interest at a floating per annum rate equal to two percentage points (2.0%) above the Prime Rate (as defined in the Agreement), which interest shall be payable on demand. The Company will pay the Bank an annual fee of two and one half percent (2.50%) per annum with respect to letters of credit issued. The maturity date of the Facility is July 19, 2019.

In addition to the financial covenants and covenants related to the Indenture referenced above, the Company is subject to customary negative covenants under the Agreement, including covenants that place limitations on the disposition of assets; changes in business, control or business locations; mergers and acquisitions; the incurrence of indebtedness; the creation of liens; the maintenance of collateral accounts; the payment of dividends; loans and investments; transactions with affiliates; and certain payments under, or amendments to, the Company’s subordinated indebtedness.

The Agreement contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. If an event of default occurs and continues, the Bank may declare all outstanding obligations under the Facility immediately due and payable, with all obligations being immediately due and payable without any action by the Bank if the Company becomes insolvent.

The foregoing description is only a summary of certain terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

Item 1.02	Termination of a Material Definitive Agreement.

On May 10, 2016, the letter of credit issued in 2013 by HSBC Bank, USA, National Association terminated.

On June 29, 2016, each of the Standby Letter of Credit Agreement and Bank Services Pledge Agreement entered into between the Bank and the Company on April 29, 2016, as previously disclosed in a Current Report on Form 8-K filed by the Company on May 4, 2016, terminated and the approximately $12.6 million originally pledged by the Company as collateral to secure the SVB SLOC issued on April 29, 2016 was released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Amended Current Report on Form 8-K/A is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAVIA HOLDINGS, INC.

Date: July 5, 2016	By:	/s/ Tyler W. Painter
Tyler W. Painter
Chief Financial Officer and Chief Operating Officer